   As filed with the Securities and Exchange Commission on September 30, 2002


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                      ------------------------------------
                                   SCHEDULE TO
                                  (RULE 13e-4)

            TENDER OFFER STATEMENT UNDER SECTION 14(d)(1) OR 13(e)(1)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                               (Amendment No. 1)

                      ------------------------------------
                               BMC SOFTWARE, INC.
                       (Name of Subject Company (Issuer))
                      ------------------------------------
                               BMC SOFTWARE, INC.
                        (Name of Filing Person (Offeror))

  Certain Options Under the BMC Software, Inc. 1994 Employee Incentive Plan, as amended, and the BMC Software, Inc. 2000 Employee Stock Incentive Plan, as amended, to Purchase Common Stock, par value $0.01 per share, that have an
        Exercise Price of $30.00 Per Share or More From Eligible Holders
                         (Title of Class of Securities)

                                   055 407105

                      (CUSIP Number of Class of Securities)
                            (Underlying Common Stock)

                             Robert H. Whilden, Jr.
                    Senior Vice President and General Counsel
                               BMC Software, Inc.
                             2101 CityWest Boulevard
                            Houston, Texas 77042-2827
                            Telephone: (713) 918-8800

                      ------------------------------------
          (Name, Address and Telephone Number of Persons Authorized to Receive Notices and Communications on Behalf of Person Filing Statement)

                            CALCULATION OF FILING FEE

          Transaction Valuation*                         Amount of Filing Fee
          ----------------------                         --------------------
              $154,886,000                                    $14,250**



         * CALCULATED SOLELY FOR PURPOSES OF DETERMINING THE FILING FEE. THIS AMOUNT ASSUMES THAT OPTIONS TO PURCHASE 7,362,796 SHARES OF COMMON STOCK OF BMC SOFTWARE, INC. HAVING A WEIGHTED AVERAGE EXERCISE PRICE OF $42.16 AS OF SEPTEMBER 10, 2002 WILL BE EXCHANGED PURSUANT TO THIS OFFER. THE AGGREGATE VALUE OF SUCH OPTIONS WAS CALCULATED USING THE BLACK-SCHOLES OPTION PRICING MODEL. THE AMOUNT OF THE FILING FEE, CALCULATED IN ACCORDANCE WITH RULE 0-11 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, EQUALS .000092 OF ONE PERCENT OF THE VALUE OF THE TRANSACTION.


         ** PREVIOUSLY PAID


[ ] Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

                  Amount Previously Paid:                     Not applicable.
                  Form or Registration No.:                   Not applicable.
                  Filing party:                               Not applicable.
                  Date filed:                                 Not applicable.


[] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer. Check the appropriate boxes below to designate any transactions to which the statement relates:

                  [ ]      third party tender offer subject to Rule 14d-1.

                  [X]      issuer tender offer subject to Rule 13e-4.

                  [ ]      going-private transaction subject to Rule 13e-3.

                  [ ]      amendment to Schedule 13D under Rule 13d-2.

[ ] Check the following box if the filing is a final amendment reporting the results of the tender offer. [ ]

ITEM 10. FINANCIAL STATEMENTS.


         Item 10 of the Schedule TO is hereby amended and restated as follows:

         (a) FINANCIAL INFORMATION.

                  The information set forth in the Supplement dated September 30, 2002 to the Offer to Exchange under the paragraph captioned "Financial Information," the information set forth in Items 8 and 14 of the Company's Annual Report on Form 10-K for its fiscal year ended March 31, 2001 and the information set forth in Item 1 of the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2002 are incorporated herein by reference. See
Section 16 of the Offer to Exchange for instructions on how you can obtain copies of our filings with the Securities and Exchange Commission ("SEC"), including filings that contain our financial statements.

         (b) PRO FORMA INFORMATION.

                  Not applicable.



ITEM 12. EXHIBITS.


     Item 12 of the Schedule TO is hereby amended and restated as follows:



         (a)(1)(A)         Offer to Exchange, dated September 10, 2002*



         (a)(1)(B)         Form of Election to Exchange*



         (a)(1)(C)         Form of E-mail from CEO to Eligible Option Holders*



         (a)(1)(D)         Form of E-mail from Human Resources to Eligible
                           Option Holders*



         (a)(1)(E)         Form of Employee Program Description and Decision
                           Guide*



         (a)(1)(F)         Form of Modeling Tool*



         (a)(1)(G)         Form of Confirmation*

         (a)(1)(H) BMC Software, Inc. Annual Report on Form 10-K for its fiscal year ended March 31, 2002, previously filed with the SEC and incorporated herein by reference

         (a)(1)(I) BMC Software, Inc. Quarterly Report on Form 10-Q for its quarter ended June 30, 2002, previously filed with the SEC and incorporated herein by reference

         (a)(1)(J) BMC Software, Inc. Proxy Statement on Schedule 14A filed with the SEC on July 25, 2002 and incorporated herein by reference

         (a)(1)(K)         Form of Internal Website*



         (a)(1)(L)         Supplement to Offer to Exchange, dated September 30,
                           2002



         (a)(1)(M)         Form of Acceptance



         (a)(1)(N)         Form of Reminder



         (a)(1)(O)         Form of Email Accompanying Supplement



         (a)(1)(P) Addendum to Election to Exchange (included as Annex A to the Supplement to Offer to Exchange dated September 30, 2002)

         (b)               Not applicable

         (d)(1) BMC Software, Inc. 1994 Employee Incentive Plan (incorporated by reference to Exhibit 10.7(a) to the Company's Annual Report on Form 10-K for the year ended March 31, 1995 (the "1995 10-K"))

         (d)(2) Form of Option Agreement pursuant to the BMC Software, Inc. 1994 Employee Incentive Plan (incorporated by reference to Exhibit 10.7(b) to the 1995 10-K))


         (d)(3) Memorandum to Participants regarding BMC Software, Inc. 1994 Employee Incentive Plan*


         (d)(4) BMC Software, Inc. 2000 Employee Stock Incentive Plan (incorporated by reference to Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2003)

         (d)(5) First Amendment to 2000 Employee Stock Incentive Plan (incorporated by reference to Exhibit 10.4(b) to the Company's Annual Report on Form 10-K for the year ended March 31, 2002 (the "2002 10-K"))

         (d)(6) Second Amendment to 2000 Employee Stock Incentive Plan (incorporated by reference to Exhibit 10.4(c) to the Company's 2002 10-K)

         (d)(7) Form of Option Agreement pursuant to the BMC Software, Inc. 2000 Employee Stock Incentive Plan (incorporated by reference to Exhibit 10.4(d) to the Company's 2002 10-K)


         (d)(8) Memorandum to Participants regarding BMC Software, Inc. 2000 Employee Stock Incentive Plan*


         (g)               Not applicable

         (h)               Not applicable



         -------------------------
         * Previously filed





ITEM 13. INFORMATION REQUIRED BY SCHEDULE 13E-3.

                  Not applicable.

                                   SIGNATURES


         AFTER DUE INQUIRY AND TO THE BEST OF MY KNOWLEDGE AND BELIEF, I CERTIFY THAT THE INFORMATION SET FORTH IN THIS AMENDMENT NO. 1 TO SCHEDULE TO IS TRUE, COMPLETE AND CORRECT.



Dated: September 30, 2002                BMC SOFTWARE, INC.



                                         By:      /s/ Robert H. Whilden, Jr.
                                            ------------------------------------
                                            Name:  Robert H. Whilden, Jr.
                                            Title: Senior Vice President and
                                                   General Counsel

                                  EXHIBIT INDEX

ITEM 14. EXHIBITS.


         (a)(1)(A)         Offer to Exchange, dated September 10, 2002*



         (a)(1)(B)         Form of Election to Exchange*



         (a)(1)(C)         Form of E-mail from CEO to Eligible Option Holders*



         (a)(1)(D)         Form of E-mail from Human Resources to Eligible
                           Option Holders*



         (a)(1)(E)         Form of Employee Program Description and Decision
                           Guide*



         (a)(1)(F)         Form of Modeling Tool*



         (a)(1)(G)         Form of Confirmation*


         (a)(1)(H) BMC Software, Inc. Annual Report on Form 10-K for its fiscal year ended March 31, 2002, previously filed with the SEC and incorporated herein by reference

         (a)(1)(I) BMC Software, Inc. Quarterly Report on Form 10-Q for its quarter ended June 30, 2002, previously filed with the SEC and incorporated herein by reference

         (a)(1)(J) BMC Software, Inc. Proxy Statement on Schedule 14A filed with the SEC on July 25, 2002 and incorporated herein by reference


         (a)(1)(K)         Form of Internal Website*



         (a)(1)(L)         Supplement to Offer to Exchange dated September 30,
                           2002



         (a)(1)(M)         Form of Acceptance



         (a)(1)(N)         Form of Reminder



         (a)(1)(O)         Form of email accompanying Supplement



         (a)(1)(P) Addendum to Election to Exchange (included as Annex A to the Supplement to Offer to Exchange dated
                           September 30, 2002)



         (b)               Not applicable

         (d)(1) BMC Software, Inc. 1994 Employee Incentive Plan, as amended (incorporated by reference to Exhibit 10.7(a) to the Company's Annual Report on Form 10-K for the year ended March 31, 1995 (the "1995 10-K"))

         (d)(2)            Form of Option Agreement pursuant to the BMC
                           Software, Inc. 1994 Employee Incentive Plan
                           (incorporated by reference to Exhibit 10.7(b) to the 1995 10-K))


         (d)(3)            Memorandum to Participants regarding BMC Software,
                           Inc. 1994 Employee Incentive Plan*


         (d)(4)            BMC Software, Inc. 2000 Employee Stock Incentive Plan
                           (incorporated by reference to Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2003)

         (d)(5)            First Amendment to 2000 Employee Stock Incentive Plan
                           (incorporated by reference to Exhibit 10.4(b) to the Company's Annual Report on Form 10-K for the year ended March 31, 2002 (the "2002 10-K"))

         (d)(6)            Second Amendment to 2000 Employee Stock Incentive
                           Plan (incorporated by reference to Exhibit 10.4(c) to the Company's 2002 10-K)

         (d)(7)            Form of Option Agreement pursuant to the BMC
                           Software, Inc. 2000 Employee Stock Incentive Plan
                           (incorporated by reference to Exhibit 10.4(d) to the Company's 2002 10-K)


         (d)(8)            Memorandum to Participants regarding BMC Software,
                           Inc. 2000 Employee Stock Incentive Plan*


         (g)               Not applicable

         (h)               Not applicable


         -------------------------
         * Previously filed